Exhibit 10.24

FIVE YEAR AGREEMENT

BETWEEN

(Shareholder)
Growing Unit:	and	Shareholder:
AMERICAN CRYSTAL SUGAR COMPANY
(Company)

1.               PLANTING AND DELIVERY OBLIGATIONS.  Shareholder agrees during the Initial Term and any Renewal Term hereof to prepare land, plant, replant, cultivate, harvest and deliver, the number of acres of sugarbeets equal to the number of Preferred Shares of Company then owned by Shareholder, subject to the provisions of Sections 2 and 3 of this Agreement. Shareholder agrees to replant any sugarbeets that are lost due to flooding, weather conditions or any other cause, provided that such replanting can be reasonably accomplished on or before June 10 of the then current crop year. Land to be used for sugarbeet production, cultural and harvest practice requirements, and other matters shall be specified by annual contract to be entered into between Company and Shareholder as a supplement to this Agreement (the “Annual Contract”). Company shall not be obligated to purchase sugarbeets, and Shareholder agrees to destroy prior to August 15, or such other date specified by the Company and communicated to Shareholder, sugarbeets from all acres planted in excess of that contracted pursuant to this Agreement. Company hereby reserves the right to disapprove of any field proposed to be used by a shareholder to grow sugarbeets if in the judgment of Company the field is not appropriate for sugarbeets due to disease, soil type, drainage conditions, or other factors. Shareholder agrees to abide by any policies that may be established from time to time by Company related to rotation, destruction of damaged or diseased sugarbeets, and/or other agronomic and operational matters.

2.               TOLERANCES.  The total number of acres of sugarbeets to be planted by Shareholder shall be subject to overplant and underplant tolerances as established from time to time by Company pursuant to this Agreement. Shareholder hereby acknowledges and agrees that said tolerances may be established and/or modified from time to time by Company as determined to be appropriate to respond to planting, crop conditions, and/or government imposed marketing allocations. The initial tolerance and any modification thereof shall be effective upon communication of the same to Shareholder by Company, and the Annual Contract shall be deemed amended to the extent of the modified tolerance.

3.               PRORATION.  Company hereby reserves the right to prorate delivery rights with regard to any crop to be delivered hereunder. Any such proration shall be made by Company after a determination by the Board of Directors that Company may not be able to economically process the entire crop for any reason, including, but not limited, to government imposed marketing allocations or a larger than anticipated crop yield. A proration may be accomplished on the basis of a percentage of stock acres, planted acres or any other means determined by the Board of Directors to be fair and equitable. Any proration shall be communicated to, and applied against, all shareholders of Company on a uniform and equitable basis as determined by the Board of Directors. The Annual Contract shall be deemed modified to the extent of any such proration.

4.               PREVENTED PLANTING.  Shareholder shall be unconditionally obligated to plant the sugarbeet crop unless such planting is prevented as a result of acts of God or other causes beyond the reasonable control of Shareholder, as provided in Section 15 of this Agreement. If, after making all reasonable efforts, Shareholder has been prevented from planting the sugarbeet crop on or before June 1 of the applicable crop year, or such later date as may be established from time to time under federal crop insurance policies to enable a sugarbeet grower to receive prevented planting coverage at an unreduced level, (the “Prevented Planting Date”), Shareholder shall be relieved of its obligation to plant such sugarbeet crop. Shareholder may elect to plant the sugarbeet crop at any time after the Prevented Planting Date. A determination as to whether Shareholder is prevented from planting shall be mutually determined by Shareholder and a representative of Company based on Shareholder’s planting conditions for the period leading up to and including the Prevented Planting Date.

5.               TERM.  The initial term of this Agreement shall be for the crops to be planted in 2008, 2009, 2010, 2011 and 2012 (the “Initial Term”). This Agreement shall automatically renew for successive five (5) crop year terms (“Renewal Terms”) unless one party provides written notice to the other party on or before August 31 of the final crop year of the then current Initial or Renewal Term, of such party’s intent to terminate this Agreement. The provisions of this Agreement that are applicable to the final crop year of the then current Initial or Renewal Term shall remain in effect following notice of termination until performance has been completed by both parties with respect to such final crop year.

6.               PAYMENT FOR SUGARBEETS.  Payment for sugarbeets delivered each crop year shall be made as set forth in this Section 6 (using the definitions set forth in Section 18).

(a)          The Gross Beet Payment for sugarbeets delivered shall be the “per hundredweight value of recovered sugar” multiplied by the number of hundredweight of “recovered sugar” contained in the sugarbeets delivered by Shareholder. Shareholder’s share of “agri-products revenue” will be added while Shareholder’s share of “operating costs” will be subtracted, both allocated on a per “net ton of sugarbeets delivered” basis. Company reserves the right to establish a marketing allocation adjustment program to provide for equitable treatment among shareholders from year to year as a result of limitations on production due to government imposed marketing allocations. The costs and/or adjustments associated with this program will be used to determine the Gross Beet Payment in a manner consistent with the program, as approved by the Board of Directors.

(b)         The following allowances, costs and deductions, if applicable, will be used in adjusting Shareholder’s Gross Beet Payment to Shareholder’s Net Beet Payment:

(i)

Hauling Allowance Program: Company reserves the right to establish a hauling allowance program and in connection therewith to allocate the cost of the hauling allowance program among shareholders of Company in a manner consistent with the program as approved from time to time by the Board of Directors.

(ii)

Pre-Pile Quality Premium Program: Company reserves the right to establish a pre-pile quality premium program as partial compensation to shareholders for the delivery of sugarbeets prior to the commencement of the piling campaign. The cost of this program will be shared equally each crop year on a per “net ton of sugarbeets delivered” basis by all shareholders who have delivered sugarbeets to Company.

(iii)

Minimum Payment Allowance Program: Company reserves the right to establish a minimum payment allowance program. The cost of this program will be shared equally each crop year on a per “net ton of sugarbeets delivered” basis by all shareholders who have delivered sugarbeets to Company.

(iv)

Tare Incentive Program: Company reserves the right to establish a tare incentive program to encourage growers to reduce tare. The cost of this program will be allocated among shareholders of Company in a manner consistent with the program, as approved by the Board of Directors.

(v)

Unit Retain: A unit retain may be declared by the Board of Directors and the amount of such unit retain shall be deducted from the final payment to be made for sugarbeets, and Company may deduct the estimated unit retain from the periodic payments to be made pursuant to Section 7 of this Agreement. Company reserves the right to determine the tax treatment of any unit retain at a date subsequent to the date that the amount of the unit retain is declared by the Board of Directors.

(c)          Company reserves the right to establish a program to encourage timely harvest by shareholders. The charges associated with this program will be allocated among shareholders in a manner consistent with the program, as approved by the Board of Directors, and will be reflected as an adjustment to one or more of the payments to be made to Shareholder under this Agreement.

(d)         Company reserves the right to establish a freight charge program to recover certain charges associated with the transportation of sugar beets. The freight adjustment shall be charged to shareholders of Company in a manner consistent with the program as approved from time to time by the Board of Directors and, will be reflected as an adjustment to one or more of the payments to be made to Shareholder under this Agreement.

(e)          Company reserves the right to establish a program to encourage shareholders to comply with pre-pile delivery policies. The charges associated with this program will be allocated among shareholders in a manner consistent with the program, as approved by the Board of Directors, and will be reflected as an adjustment to one or more of the payments to be made to Shareholder under this Agreement.

7.               PAYMENT SCHEDULE. Payment for sugarbeets delivered shall be made as follows:

(a)          An initial payment shall be made on or about November 15. Such payment shall be sixty-five percent (65%) of Company’s then current estimate of Shareholder’s Net Beet Payment for that crop year.

(b)         A second payment will be made on or about March 31. Such payment shall be an amount which will bring that payment plus the November payment to ninety percent (90%) of Company’s then current estimate of Shareholder’s Net Beet Payment for that crop year.

(c)          The final payment, including any portion thereof designated as a patronage dividend, which together with the prior payments shall equal one hundred percent (100%) of the Net Beet Payment, shall be made no later than 15 days after the approval of the Company’s audited financial statements for the fiscal year during which the crop was processed.

Shareholder may from time to time request that Company deduct certain amounts from the payments to be made hereunder to satisfy payment obligations to third parties. Company, at its sole discretion, reserves the right to approve the form and content of such requests. To the extent Company elects to honor such request(s), Shareholder shall indemnify and hold the Company harmless from all losses, costs, and damages (including attorneys’ fees and costs) incurred by Company as a result of payments to a third party.

THE UNDERSIGNED REPRESENTS THAT HE/SHE IS AN AUTHORIZED REPRESENTATIVE OF SHAREHOLDER AND THAT HE/SHE HAS THE AUTHORITY TO BIND SHAREHOLDER TO THE TERMS OF THIS AGREEMENT.

Dated this day of ,
AMERICAN CRYSTAL SUGAR COMPANY

By:	By:

Its:	By:

Its:

Shareholder hereby acknowledges and agrees that Company may issue patronage distributions and/or unit retains pursuant to the provisions of the Company’s Bylaws, which patronage distributions and unit retains may be qualified or nonqualified pursuant to 26 U.S.C. 1388 (Internal Revenue Code) for regular and/or alternative minimum tax purposes. Shareholder hereby agrees that the amount of any qualified patronage distribution and/or unit retain will be taken into account by Shareholder at its stated dollar amount in the manner provided in 26 U.S.C. 1385 for regular and alternative minimum tax purposes, and will be reported on Shareholder’s income tax return for the taxable year in which the qualified written notice of such distribution or unit retain is received, all as more particularly described in the Company’s Bylaws.

8.               BREACH AND REMEDIES.  Shareholder agrees to abide by the Articles of Incorporation and the Bylaws of Company, to comply with all applicable federal, state and local laws, ordinances, regulations and rulings, as well as Company’s operational and agricultural regulations and policies (collectively referred to herein as “Applicable Law and Policy”). Shareholder acknowledges and agrees that Shareholder is required, pursuant to this Agreement, the Annual Contract, and the Bylaws of Company, to grow and deliver the sugarbeet crop to Company in each year at the times specified by Company. Any one or more of the following shall constitute a breach of this Agreement by Shareholder: (i) the failure of Shareholder to plant, grow and deliver said crop to Company; (ii) the failure of Shareholder to comply with Applicable Law and Policy, (iii) the failure of Shareholder to comply with any provision of this Agreement, or (iv) the breach by Shareholder of any other agreement with Company. Upon a breach of this Agreement, the Shareholder may be subject to one or more of the following remedies as determined by Company:

(a)          Expulsion as a member of Company;

(b)         Forfeiture of Shareholder’s Common Stock in Company and qualification to be a preferred shareholder of Company;

(c)          Termination of this Agreement and the right to deliver sugarbeets to Company for processing;

(d)         Payment of liquidated damages to Company, which liquidated damages are hereby declared and stated to be an amount equal to Shareholder’s share of Company fixed costs for processing of the crop; and

(e)          Any other legal or equitable remedy that may be available to Company under applicable law or as otherwise mutually agreed upon by Shareholder and Company.

9.               SOIL TESTS.  Shareholder agrees to undertake and conduct soil testing on an annual basis on all land Shareholder utilizes for growing of sugarbeets pursuant to this Agreement. Shareholder further agrees to report and make available the results of said soil tests to the agricultural department of Company, together with information as to the amounts and kinds of fertilizer applied to the soil tested.

10.         AGRICULTURE PRACTICES.  Shareholder agrees to plant only those seed varieties that have been approved by Company for the then current crop year. Shareholder agrees that it shall use no pesticide, chemical or other substances in a manner inconsistent with product labels; or that could result in any residue in or on sugarbeets grown for Company under this Agreement, or in any sugar or by-products produced from such sugarbeets, beyond the limits permitted by law or governmental regulations. Shareholder acknowledges and agrees that Company shall have the right to reject and refuse delivery of any sugarbeets to which have been applied, or which have been grown on ground to which has been applied, any unauthorized, non-registered, non-approved or prohibited pesticide, chemical or other substance. Shareholder further acknowledges and agrees that Company’s right to reject or refuse delivery of any of said sugarbeets may be invoked by Company at its sole option, regardless of whether or not use of, or application of, an unauthorized, non-registered, non-approved, or prohibited pesticide, chemical or other substance results in, or may result in, a residue in or on the sugarbeets grown, or sugar or by-products produced from such sugarbeets. Shareholder hereby grants Company (and its employees and agents) the right to enter the land upon which sugarbeets are being grown for the purpose of inspecting and taking samples of such sugarbeets to verify compliance with the terms of this Agreement.

11.         INDEMNIFICATION.  Shareholder agrees to hold harmless and indemnify Company and all shareholders of Company from any and all losses, costs, or damages (including attorneys’ fees and costs) Company or its shareholders may incur as a result of Shareholder (i) delivering sugarbeets to Company grown from non-approved seed varieties, or to which have been applied, or which have been grown on ground upon or to which any unauthorized, non-registered, non-approved or prohibited pesticide, chemical or other substance has been applied; or (ii) breaching any provision of this Agreement.

12.         DELIVERY OF SUGARBEETS.  Delivery of sugarbeets shall be made by Shareholder at such times, in such quantities, and to such receiving stations as may be designated by Company.

(a)          Title and all risk of loss to said sugarbeets shall be and remain with Shareholder until such time as Shareholder completes delivery to Company at the designated receiving station, at which time title and risk of loss shall pass to Company. The sugarbeets shall be protected from sun and frost between the time of harvest and the time of delivery, including sugarbeets that are loaded on truck. Company has the option of rejecting any diseased, frozen or damaged sugarbeets, sugarbeets having less than 12% sugar or less than 80% purity, sugarbeets that, in Company’s opinion, are not suitable for storage or for the manufacture of sugar, sugarbeets as to which, in Company’s opinion, the terms and conditions of this Agreement have not been properly complied with, or for any other bona fide reason.

(b)         All sugarbeets delivered shall be properly defoliated and free from excess dirt, stones, trash and other foreign substances of any kind which might interfere with handling and processing at Company’s factories. All sugarbeets shall be subject to a deduction for tare. Tare determination, sugar percentage, and sugar loss to molasses shall be determined at quality laboratories operated by Company.

(c)          Notwithstanding anything to the contrary herein, the representations and warranties made by Shareholder relative to the sugarbeets shall continue following the delivery of the sugarbeets and the resulting transfer of the risk of loss to Company.

13.

SHAREHOLDER INDEBTEDNESS TO COMPANY.  It is agreed that liquidated damages arising under Section 8 of this Agreement, the amount charged for all sugarbeet seed purchased from Company by Shareholder together with any related technology fees, and any and all other indebtedness to Company by Shareholder, whether due or not, shall constitute a debt which Company shall have the right to collect as it would any other contractual obligation. Any such amount or indebtedness that is due and payable or that hereafter may become due and payable to Company from Shareholder shall become and remain a first priority lien on the crop of sugarbeets to be grown and may, if not previously paid by Shareholder, be deducted by Company from any payments from Company to Shareholder that shall become due under this Agreement or any subsequent agreement between Company and Shareholder. Shareholder agrees to repay Company, at the time of Shareholder’s initial beet payment for each crop year, all such amounts or indebtedness, together with interest at a rate to Shareholder as may be set by Company, but not to exceed the highest rate allowed by law. Shareholder hereby grants Company a security interest in any beet payments to be made to, or unit retains held in the name of Shareholder, for purposes of securing payment of such indebtedness. Notwithstanding any other remedy which may be available, Company shall have the right, exercisable at its sole option, to offset any indebtedness to Company against the beet payments to be made to Shareholder hereunder and/or unit retains held in the name of Shareholder. Company may terminate this Agreement upon ten (10) days written notice in the event Shareholder is, as of April 1 of any crop year during the term hereof, in default on any payment obligation owed to Company

14.         NO LIABILITY.  In no event shall Company be liable to Shareholder for partial or complete failure of crop or for any injury or damage to sugarbeets prior to the time of delivery to Company.

15.         FORCE MAJEURE.  Fire, strikes, accidents, acts of God and the public enemy, or other causes beyond the reasonable control of the parties which prevent Shareholder from the performance of this Agreement, or Company from utilizing the sugarbeets contracted for in the manufacture of sugar, shall excuse the respective parties from the performance of this Agreement.

16.         BINDING EFFECT.  Subject to the limitations set forth in the Articles of Incorporation and Bylaws of Company, this Agreement shall be binding upon Shareholder, its heirs, legal representatives, successors and permitted assigns; and upon Company, its successors and assigns. This Agreement shall not be transferred or assigned by Shareholder without written consent of Company. No agent of Company has any authority to change, waive, or modify any of the terms or provisions of this Agreement.

17.         AMENDMENT.  Company reserves the right to amend any provisions of this Agreement as follows:

(a)          This Agreement may be amended by a resolution approved by the Board of Directors to the extent that such amendment does not have material adverse effect on the shareholders of Company, taken as a whole. Such amendment shall be effective upon written notice to Shareholder.

(b)         This Agreement may be amended by a resolution approved at any regular or special meeting of shareholders of Company at which a quorum is registered as being present or represented by mail vote, by a majority of shareholders so present or represented by mail vote, where the notice of such meeting contains a statement of the proposed amendment.

18.         DEFINITIONS.  The following definitions shall apply with respect to terms used herein:

(a)          The “per hundredweight value of recovered sugar” shall be the “net selling price per hundredweight of sugar”, as hereinafter defined, recovered from that year’s crop, adjusted for the difference between the opening inventory book value and its actual net selling price, and adjusted by valuing the closing inventory at its estimated net realizable value.

(b)         “Recovered sugar” contained in the sugarbeets delivered by Shareholder shall be determined by Company deducting  from gross sugar (i) sugar loss to molasses on a fresh beet basis as determined by Company, and (ii) Shareholder’s share of other sugar losses incurred in the storage and processing of the sugarbeets, allocated on a per “net ton of sugarbeets delivered” basis, and increased by (iii) Shareholder’s share of additional sugar recovered through the molasses desugarization process on a per “net ton of sugarbeets delivered” basis.

(c)          The “net selling price per hundredweight of sugar” sold shall be determined by deducting from the gross sales price all such charges and expenditures as are regularly and customarily deducted from such gross sales price of sugar in accordance with Company’s system of accounting used to determine the “net selling price of sugar” sold.

(d)         “Agri-products revenue” shall be determined by using the net selling price of pulp, molasses, and any other by-product produced by Company, of that crop year, as determined in accordance with Company’s system of accounting.

(e)          Operating costs shall be determined in accordance with Company’s system of accounting, and shall include all costs and expenses not otherwise accounted for with respect to business done with members, and shall be net of results from beet seed and other miscellaneous member business.

(f)            “Net ton of sugarbeets delivered” shall mean a gross ton of sugarbeets delivered, less the tare weight of dirt, rocks, weeds, and other foreign materials, as determined by Company.